UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BUTLER NATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)
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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

BUTLER NATIONAL CORPORATION
One Aero Plaza
New Century, Kansas 66031
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 30, 2026
To the Stockholders of Butler National Corporation:
Notice is hereby given that the 2026 Annual Meeting of Stockholders of Butler National Corporation (the “Company” or “Butler National”) will be held at Hallbrook Country Club, 11200 Overbrook Rd., Leawood, Kansas 66211, on Wednesday, September 30, 2026, at 10:00 a.m., local time. The purpose of the meeting is to:
1.Elect two (2) directors to serve for a term of one (1) year or until a successor is elected and qualified;
2.Ratify the selection of RBSM, LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2027;
3.Vote on an advisory basis to approve the compensation of the Company’s Named Executive Officers; and
4.Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.
The Board of Directors has established August 4, 2026, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

ADAM B. SEFCHICK Interim Chief Executive Officer and President and Chief Financial Officer
New Century, Kansas
August 18, 2026
YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET. IF YOU RECEIVED A PAPER COPY OF A PROXY CARD BY MAIL, YOU MAY SUBMIT YOUR PROXY CARD BY SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

BUTLER NATIONAL CORPORATION
One Aero Plaza
New Century, Kansas 66031
PROXY STATEMENT
Important notice regarding the availability of proxy materials. The proxy statement and proxy card are available to view or download at www.proxyvote.com for the stockholder meeting on September 30, 2026.
This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by Butler National Corporation’s Board of Directors to be voted at the Annual Meeting of Stockholders to be held on Wednesday, September 30, 2026, at 10:00 a.m. local time, or any postponements or adjournments thereof.
Instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we have decided to provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. On or about August 18, 2026, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record as of August 4, 2026, and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, stockholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY EITHER IN THE ENCLOSED ENVELOPE, VIA THE INTERNET OR BY TELEPHONE.
Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person at the annual meeting by 11:59 p.m., Eastern Time on Tuesday, September 29, 2026.

INFORMATION ABOUT THE ANNUAL MEETING
Who is entitled to vote?
You may vote if you owned shares of our common stock at the close of business on August 4, 2026, the record date for the annual meeting, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a bank, broker or other nominee. Each outstanding share of common stock is entitled to one vote for all matters that properly come before the annual meeting for a vote. At the close of business on the record date, there were 63,761,397 shares of Butler National common stock outstanding and entitled to vote.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholders of Record. If your shares are registered directly with our transfer agent, EQ by Equiniti, you are considered the stockholder of record with respect to those shares, and the Notice and/or proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.
Beneficial Owners. The majority of our stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials (including a voting instruction card) are being forwarded to you by your bank, broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee on how to vote your shares. As the beneficial owner of shares, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your bank, broker or nominee and present it at the 2026 annual meeting. Your bank, broker or nominee has enclosed a voting instruction card for you to use in directing the bank, broker or nominee regarding how to vote your shares.
How do I vote by proxy?
Stockholders of Record.
1.You May Vote by Mail. You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.
2.You May Vote by Telephone or the Internet. You may vote by telephone or on the internet by following the instructions included on the proxy card. If you vote by telephone or on the internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the internet (proxyvote.com) or by telephone (1-800-690-6903) must be received by 11:59 p.m. Eastern Time on September 29, 2026.
3.You May Vote in Person at the Meeting. You may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting.
Beneficial Owners.
If you hold your shares in street name, follow the voting instruction card you receive from your bank, broker or other nominee. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your bank, broker or nominee and present it at the annual meeting.
Can I change my vote?
Stockholders of Record. You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting, giving written notice to Butler National’s Secretary revoking your proxy, submitting a properly signed proxy bearing a later date or voting again by telephone or on the internet (your latest telephone or internet vote is counted).
Beneficial Owners. If you hold your shares through a bank, broker or other nominee, you may change your vote by submitting new voting instructions following the instructions provided by your bank, broker or nominee.

What if I do not vote for some of the proposals listed on the proxy card or voting instruction card?
Stockholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to a proposal, will be voted in accordance with the recommendations of the Board with respect to that proposal.
Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice with respect to a proposal or do not return your voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote your shares. Regulations prohibit banks, brokers and other nominees from voting shares in elections of directors and compensation of Named Executive Officers, unless the beneficial owners indicate how the shares are to be voted. Therefore, unless you instruct your bank, broker or nominee on how to vote your shares with respect to the election of directors and the compensation of Butler National’s Named Executive Officers, your bank, broker or nominee will be prohibited from voting on your behalf on any such matter for which your instructions are not provided. As such, it is critical that you cast your vote if you want it to count for the proposals regarding the aforementioned matters. Your bank, broker or nominee will, however, continue to have discretionary authority to vote uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.
Can I vote in person at the annual meeting instead of voting by proxy?
Yes. However, we encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting.
How many shares must be present to hold the meeting?
A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of 35% of the shares of Butler National common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (which occur when a bank, broker or other nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to a proposal and has not received instructions with respect to that proposal from the beneficial owner) will be treated as shares present for purposes of determining whether a quorum is present.
How many votes are required to elect the director nominees?
Because this is an uncontested election, a nominee for director is elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election, the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation. In considering whether to accept or reject the tendered resignation, the Board will consider any factors they deem relevant. Any director who fails to receive a majority of the vote for re-election will not participate in the Board consideration regarding whether or not to accept the tendered resignation.
What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee unless you have withheld authority.
How many votes are required to approve the proposals other than the director nomination proposal?
The advisory approval of the compensation of Butler National’s Named Executive Officers and the ratification of the appointment of RBSM, LLP as the Company’s independent registered public accounting firm each require the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.
What effect will abstentions and broker non-votes have on the proposals?
Shares voting “ABSTAIN” with respect to any nominee for director will be excluded entirely from the vote. Shares voting “ABSTAIN” on the advisory vote on executive compensation and the ratification of the appointment of the Company’s independent registered public accounting firm, will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposals. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Broker non-votes will not affect the outcome of the election of directors or the advisory vote on executive compensation. We do not anticipate any broker non-votes on the ratification of the appointment of the Company’s independent registered public accounting firm because we believe applicable rules will deem this matter routine and brokers, trustees and other nominees will have discretionary authority to vote.

CORPORATE GOVERNANCE

The system of governance practices followed by the Company is memorialized in the Company’s bylaws, its Corporate Governance Guidelines, and in the written charters of the three standing committees of the Board of Directors (the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee). The charters are intended to provide the Board of Directors with the necessary authority and practices to review and evaluate the Company’s business and to make decisions independent of the influence of the Company’s management.
The committee charters are reviewed annually and updated as necessary to reflect evolving governance practices and changes in regulatory requirements.
The Board has adopted Corporate Governance Guidelines establishing standards with respect to Board governance and meetings, Board composition, selection and election of directors, director responsibility, director access to management and independent advisors and the roles of the Executive Chairman and the Lead Independent Director.
Each of the Board’s committee charters and the Corporate Governance Guidelines are available free of charge on the Company’s website under the investor relations section.
The Company has adopted a Standard of Business Conduct and Ethics applicable to all directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The Standard of Business Conduct and Ethics is available free of charge on the Company’s website under the investor relations section.
Meetings
The Board of Directors held six (6) meetings in fiscal 2026, and acted by unanimous written consent five (5) times. Each director attended at least 75% of the meetings convened by the Board and the applicable committees during such director’s service on the Board during fiscal 2026. The Board has adopted a policy that absent unusual circumstances, directors are expected to attend the annual meetings of stockholders. Each of the directors then-serving on the Board attended the Company’s 2025 annual meeting of stockholders.
Director Independence
The Board of Directors utilizes the Nasdaq listing standards to determine the independence of directors. Each of Mr. Joseph P. Daly, Mr. Michael A. Loh and Ms. Julie M. Bowen has been determined by the Board of Directors to be independent under the Nasdaq listing standards for purposes of determining whether a majority of the Board is independent. Mr. Christopher J. Reedy is not independent based upon his status as an employee of the Company, and Mr. Yowell ceased to qualify as an independent director following his appointment on January 13, 2025 as Executive Chairman based upon the additional compensation he receives for service in such role.
Board Committees
The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Current Committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee
Ms. Julie M. Bowen, Chair	Mr. Michael A. Loh, Chair	Mr. Joseph P. Daly, Chair
Mr. Michael A. Loh	Mr. Joseph P. Daly	Ms. Julie M. Bowen
Mr. Jeffrey D. Yowell	Mr. Jeffrey D. Yowell	Mr. Michael A. Loh
Audit Committee
Mr. Loh and Ms. Bowen satisfy the applicable Nasdaq listing standards for service on the Audit Committee, including the additional independence criteria. Mr. Jeffrey D. Yowell satisfied the applicable Nasdaq independence standard for service on the Audit Committee prior to assuming the role as Executive Chairman of the Board on January 13, 2025.
The Audit Committee met four (4) times during the fiscal year 2026. The Audit Committee oversees the Company’s accounting and financial reporting process on behalf of the Board of Directors. The Audit Committee is authorized (i) to oversee the engagement of the Company’s independent auditors, including with respect to the appointment, compensation of the work of the auditors, (ii) to review the annual audit plan and audit results, and discuss the results of the audit with management, (iii) to approve all audit and non-audit services, and (iv) to review any changes in accounting policy.
Audit Committee Financial Expert
The Company’s Board of Directors has determined that Ms. Julie M. Bowen is an “audit committee financial expert,” within the meaning of such phrase under applicable regulations of the Securities and Exchange Commission.
Compensation Committee
The Compensation Committee oversees compensation matters on behalf of the Board of Directors. The Compensation Committee held three (3) meetings and acted by unanimous consent two (2) times in fiscal year 2026. The functions of the Compensation Committee are described in the Compensation Committee charter and include, among others, the following:
•Review and approve annual levels of base salary, bonus and other compensation for the Company’s Chief Executive Officer and other executive officers; and
•administration of the Company’s incentive compensation and equity-based compensation plans.
Each of Mr. Daly and Mr. Loh qualifies as (i) an independent director under applicable Nasdaq rules for Compensation Committee service, and (ii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. Prior to his appointment as Executive Chairman in January 2025, Mr. Yowell also qualified as an independent director under such standards. Due to the independence status of the directors serving on the Compensation Committee, the Board of Directors (with Mr. Reedy taking no part and abstaining) reviewed, approved and ratified all issuances of equity compensation to executive officers occurring in fiscal 2026.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for making recommendations to the Board of Directors regarding the Board’s effectiveness, and on behalf of the Board of Directors, leadership in shaping of the corporate governance of the Company and overseeing corporate ethics issues and major non-financial reporting enterprise risk assessments not otherwise retained by the Board of Directors or assigned to another committee. The Nominating and Governance Committee held two (2) meetings and acted by unanimous consent two (2) times in fiscal year 2026. The functions of the Nominating and Governance Committee are described in the Nominating and Governance Committee Charter and include, among others, the following:
•review the size and composition of the Board and make recommendations to the Board as appropriate;
•advise and make recommendations to the Board on corporate governance matters;
•review criteria for election to the Board and recommend candidates for Board membership;
•review the structure and composition of the Board committees and make recommendations to the Board as appropriate;
•develop and oversee an annual self-evaluation process for the Board and its committees;
•evaluate, at least annually, the overall effectiveness of the Board and its committees and provide recommendations to the Board as appropriate;
•provide recommendations to the Board on other matters relating to the practices, policies, and performance of the Board as appropriate;
•provide oversight of corporate ethics issues and, at least annually, review and assess the adequacy of the Company’s Standard of Business Ethics and Conduct; and
•provide oversight of the Company’s major non-financial reporting enterprise risk assessment and management processes not retained by the Board or otherwise allocated to another Board committee.
Qualifications, Skills and Nominations of Directors
The Nominating and Governance Committee identifies candidates for election to the Board of Directors and reviews their skills, characteristics and experience. The Nominating and Governance Committee seeks directors with strong reputations and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries and growth segments that the Company serves, such as avionics, aircraft modifications and gaming. Each of the

Company’s current directors has core management skills, such as experience in strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development.
The Nominating and Governance Committee believes that each of the current directors has other key attributes that are important to an effective Board: integrity and demonstrated high ethical standards, the ability to engage management and each other in a constructive and collaborative fashion, diversity of experience, perspective and skill, and the commitment to devote significant time and energy to service on the Board and its Committees.
Neither the Board nor the Nominating and Governance Committee has a formal policy with respect to the diversity of directors. However, the Nominating and Governance Committee believes that it is essential that the Board members represent diverse viewpoints, with a broad array of experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of the Company’s stockholders.
The Nominating and Governance Committee will apply the criteria set forth in the Corporate Governance Guidelines when considering whether to recommend any candidate as a director nominee, including candidates recommended by stockholders. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of the businesses. While the selection of qualified directors is a complex process that requires consideration of many intangible factors, directors and candidates for director generally should, at a minimum, meet the following criteria:
•Directors and candidates should have high personal and professional ethics, integrity, values and character and be committed to representing the interests of Butler National Corporation and its stockholders;
•Directors and candidates should have experience and a successful track record at senior policy-making levels in business, government, technology, accounting, law and/or administration;
•Directors and candidates should have sufficient time to devote to the affairs of the Company and to enhance their knowledge of the Company’s business, operations and industry; and
•Directors and candidates should have expertise or a breadth of knowledge about issues affecting the Company that is useful to the Company and complementary to the background and experience of other directors.
A director employed on a full-time basis may not serve on the board of directors of more than two (2) public companies (i.e., not more than one board in addition to service on the Company’s Board) without prior approval of the Board. No director may serve on the board of directors of more than three (3) public companies (i.e., not more than two boards in addition to service on the Company’s Board) without prior approval of the Board.
No director shall serve as a director, officer or employee of a competitor of the Company.
Directors will not be nominated for re-election after their 75th birthday unless the Board grants an exemption based on special circumstances. When determining whether to grant an exemption, the Board will evaluate the director’s expertise, skills, experience, background, and ongoing contributions to the Board and the Company.
If a stockholder suggests a director nominee, the Company reserves the right to request that such stockholder furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of such nominee. The additional information would likely include a request to provide:
•All information relating to such nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (including such nominee’s written consent to being named in the proxy statement and to serving as a director if elected);
•A statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors;

•A description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationships, between the nominating stockholder and beneficial owner, if any (and any of their respective affiliates and associates) and each proposed nominee, including any information that would be required to be disclosed under Rule 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, were the “registrant” for purposes of such rule and the nominee were the director of such registrant;
•A completed and signed questionnaire with respect to the background and qualifications of the nominee and the background of any other person or entity on whose behalf the nomination is being made and a completed and signed representation and agreement that (a) such nominee is not and will not become a party to any agreement with, and has not given any commitment or assurance to, any person as to how such nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with the nominee’s fiduciary duties as a director, (b) such nominee is not and will not become a party to any agreement with any person other than the Company with respect to any action or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (c) in such nominee’s individual capacity and on behalf of any person on whose behalf the nomination is being made, the nominee would be in compliance, if elected as a director, and will comply, with all applicable policies and guidelines of the Company; and
•A completed background investigation as would be required by the Kansas Racing and Gaming Commission. All members of the board of directors must meet the requirements of the Kansas regulations for involvement in management services for gaming or be a member of the board of directors of the Company.
Board’s Role in Risk Oversight and Board Leadership Structure
The Board has established the position of Executive Chairman of the Board of Directors.
The Executive Chairman is generally responsible for management of the Board’s affairs, including ensuring that the Board is organized properly, functions effectively and fulfills its responsibilities. The powers and responsibilities of the Executive Chairman, as identified in the Company’s Bylaws and the Corporate Governance Guidelines, include:
•providing leadership in Board matters that have a significant impact on the Company’s business;
•providing support and advice to the CEO;
•promoting effective communication on developments occurring between Board meetings;
•preparing, in collaboration with the CEO and the Lead Independent Director, the meeting schedules and agendas of the Board;
•providing guidance to the CEO and to the Company on the Company’s general strategic direction and objectives, and leading the processes for the Board’s review and approval of strategic and financial plans;
•advising and counseling, with the Lead Independent Director, committee chairs with respect to agendas, information needs and subject matters under review relating to committee meetings;
•participating in the identification and recruitment of potential directors; and
•supporting the CEO in representing the Company in interactions with stockholders, investors and media.
Because the Executive Chairman is not “independent,” the Board uses a Lead Independent Director, who is selected by the independent directors of the Board. The independent directors elected Joseph P. Daly as Lead Independent Director for the board term ending at the Annual Meeting of Stockholders. The powers and responsibilities of the Lead Independent Director, as identified in the Corporate Governance Guidelines, include:
•providing the Chairman with input into agendas for Board meetings;
•advising the Executive Chairman and CEO as to quality, quantity, and timeliness of the flow of information from management that is necessary to ensure non-employee directors perform their duties appropriately;
•chairing all meetings of the Board of Directors at which the Executive Chairman is not present;

•coordinating, and developing the agenda for, chairing and moderating meetings of independent directors;
•acting as a liaison between the independent directors and the Executive Chairman or the CEO on sensitive issues and, when necessary, ensuring the full discussion of those issues at Board meetings;
•providing input to the Board regarding the CEO’s performance and meeting with the CEO and Executive Chairman to discuss the Board’s evaluation of the CEO; and
•guiding the Board, with the Executive Chairman, in planning for CEO succession.
The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees.
The Audit Committee focuses on key business and financial risks and related controls and processes.
The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy and objectives and helps ensure that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee structures the Company’s executive compensation program to reduce the possibility that the executive officers, either individually or as a group, make excessively risky business decisions that could maximize short-term results at the expense of long-term value. The Compensation Committee regularly reviews the Company’s compensation policies and practices, including the risks created by the Company’s compensation plans. Based on this review and analysis, the Compensation Committee concluded that any risks arising from its employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
The Nominating and Governance Committee is responsible for recommending director candidates to the Board of Directors and for providing oversight of corporate ethics issues. Further, the Nominating and Governance Committee is responsible for non-financial risk assessment and management processes not retained by the Board or otherwise allocated to another Board Committee; provided, however, that the full Board maintains responsibility for cybersecurity related risk oversight.
The Audit, Compensation, and Nominating and Governance Committees provide reports to the full Board. The oversight responsibility of the Board and its committees are enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks.
Insider Trading Policy and Prohibition Against Short Sales, Hedging, Pledging and Margin Accounts
The Board of Directors adopted an insider trading policy that is applicable to officers, all members of the Company’s Board of Directors and other employees of the Company. The insider trading policy governs the purchase, sale and other dispositions of the Company’s securities, both by the covered persons and the Company. The Board of Directors believes that the policy is reasonably designed to promote compliance with insider trading laws, rules and regulations. A copy of the insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended April 30, 2026.
Additionally, the Company’s insider trading policy prohibits officers, directors and employees from engaging in short sales of Company common stock or in transactions involving puts, calls, or other derivative securities, and engaging in hedging transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) with respect to the Company’s stock. Further, such officers, directors and other employees are prohibited from holding Company stock in a margin account and from pledging Company common stock as collateral for indebtedness.
Director Stock Ownership Guidelines
In order to align non-employee directors’ interests with those of the Company and its stockholders, the Board has approved stock ownership guidelines for the Company’s non-employee directors. Under the guidelines, non-employee directors have three years from the date they joined the Board to acquire shares of the Company’s common stock valued at two times the then-current annual cash retainer for non-employee directors. Under Company policy, non-employee directors are precluded from selling shares earned as a director until the director is in compliance with the stock ownership guidelines. All of our non-employee directors are in compliance with their ownership requirements.
Majority Voting Standard for Director Elections
The election of directors at the 2026 annual meeting of stockholders is an uncontested election under the Company’s Bylaws. Because this is an uncontested election, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election in an uncontested election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant. Any director who fails to receive a majority of the vote for re-election will not participate in the Nominating and Governance Committee recommendation or Board decision whether to accept the tendered resignation.
Election to the Company’s Board of Directors in a contested election is by a plurality of the votes cast at any meeting of stockholders having a quorum. An election will be considered contested if (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Company’s Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Company first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS:
The executive officers of the Company are elected each year at the annual meeting of the Board of Directors held in conjunction with the annual meeting of stockholders. Currently, the Company’s sole executive officer is Adam Sefchick, age 48, who serves as Interim Chief Executive Officer and President, and Chief Financial Officer. Mr. Sefchick was appointed our Interim Chief Executive Officer and President on June 15, 2026 following the resignation from such position by Christopher J. Reedy. Mr. Sefchick was appointed Vice President and Chief Financial Officer of the Company in May 2025. Prior to joining the Company, Mr. Sefchick served as Chief Accounting Officer at Jack Cooper Investments, Inc., a specialty transportation and logistics provider, from 2015 to 2025. Prior to Jack Cooper Investments, Mr. Sefchick served as Controller at SmartVet Holdings, Inc. from 2014 to 2015 and as an Audit Senior Manager from 2002 to 2014 at Grant Thornton, LLP.
The Company is engaged in a search for a new Chief Executive Officer.

Mr. Reedy continues to serve as a director of the Company. His biography is included in Proposal 1 – Election of Directors.

The Company’s Named Executive Officers in the 2026 fiscal year are Mr. Reedy and Mr. Sefchick.

Our compensation programs are designed to support our business goals and promote both short-term and long-term growth. This section of the proxy statement explains how our compensation programs are designed and operate in practice with respect to our listed officers. This “Executive Compensation” section presents compensation earned by the Named Executive Officers for fiscal years ending April 30, 2025 and 2026.
Our Compensation Philosophy
Butler National Corporation’s executive compensation program is designed and administered by the Compensation Committee of the Board of Directors. The Compensation Committee annually reviews the Company’s compensation philosophy, the overall design of the compensation program and the elements of each component of compensation, including reviewing and revising  the executive officer compensation plans, programs, and guidelines as appropriate. The Compensation Committee also consults with management regarding non-executive employee compensation programs.
The core element of our overall compensation philosophy is the alignment of pay and performance. Total compensation varies with individual performance and Butler National’s performance in achieving financial and non-financial objectives. Our equity plans are designed to ensure that executive compensation is aligned with the long-term interests of our stockholders. The Compensation Committee and our management believe that compensation should help to recruit, retain, and motivate the employees that the Company will depend on for current and future success. The Compensation Committee and our management also believe that the proportion of “at risk” compensation (variable cash compensation and equity) should rise as an employee’s level of responsibility increases. This philosophy is reflected in the following key design priorities that govern compensation decisions:
•pay for performance;
•employee recruitment, retention, and motivation;
•cost management;
•egalitarian treatment of employees;
•market analysis;
•alignment with stockholders’ interests; and
•continued focus on corporate governance.
Each element of compensation reflects one or more of these design priorities. In most cases, our employees, including our Named Executive Officers, are employed at will, without employment agreements. Additionally, in fiscal year 2026, other than Mr. Reedy, there were no severance payment arrangements (except as required by local law), or payment arrangements that would be triggered by a “change in control” of Butler National. Retirement plan programs are broad-based; Butler National does not provide special retirement plans or benefits solely for executive officers.
Total compensation for the majority of our employees, including the Named Executive Officer that remains employed by the Company, includes two or more of the following components:

PAY COMPONENT	BRIEF DESCRIPTION
Base salary	Paid to provide a fixed form of executive compensation for performing daily responsibilities. Described below under “Base Salary.”
Annual Cash Bonus Plan	Paid as cash bonus to motivate individual employees as a reward for outstanding performance of a task. Described below under “Cash Bonus.”
Equity Awards	Equity Awards are granted by the Compensation Committee to align management objectives toward improved earnings and retention of the management team. The 2016 Equity Incentive Plan empowers the Compensation Committee to issue awards as stock options, restricted stock or restricted stock units. Equity Awards are paid to motivate and reward executives over an appropriate time period and are also used for executive retention. Further described below under “Equity Awards.”
Retirement benefits	We pay the required federal and state retirement contributions, the required unemployment contributions and match the employee’s contribution to their account in the Butler National Corporation 401(k) plan according to the parameters set forth in the plan. Retirement benefits are paid for executive retention.
Health and welfare benefits	Employees electing to participate in the various insurance plans offered by the Company receive a payment for a share of the health, dental, vision and life insurance costs for the employee. Health and welfare benefits are paid for executive retention.
The Compensation Committee and management continue to believe that a similar method of compensating all employees with cash, equity and retirement benefits supports a culture of fairness, collaboration, and egalitarianism.
The Company provides its stockholders with the opportunity to cast an advisory vote on executive compensation in connection with the Annual Meeting of Stockholders. The Company believes that it is appropriate to seek the views of the stockholders on the design and effectiveness of the Company’s executive compensation program. As an advisory vote, the proposal is not binding upon the Company. However, the Compensation Committee values the opinions expressed by stockholders and considers the outcome of the vote when making compensation decisions for named executive officers.
Determining Executive Compensation
The Compensation Committee’s process for determining compensation includes a review of Butler National executive compensation and practices, and an analysis, for each Butler National executive officer, of all elements of compensation. In conducting an annual performance review and determining appropriate compensation levels, the Compensation Committee meets and deliberates outside the presence of the executive officers. In determining base salary, the Compensation Committee reviews Company and individual performance information discussed below. The Compensation Committee also reviews the executive officer compensation mix of peer companies to help identify the compensation mix that is needed to attract and retain talent. The Compensation Committee has used third-party compensation consultants in the past to help design compensation and incentive plans. The Compensation Committee is authorized to engage consultants as deemed necessary.
Base Salary
The Compensation Committee establishes executive officers’ base salaries at levels that it believes are reasonable for comparable positions. When the Compensation Committee determines the executive officers’ base salaries during the year, the Compensation Committee takes into account each officer’s role and level of responsibility at the company. In general, executive officers with the highest level and amount of responsibility have received the highest base salaries. The Compensation Committee considered the current economic conditions and determined any compensation changes to be made in fiscal 2026.

The table below sets forth the Base Salary for the Named Executive Officers in Fiscal Year 2025 compared to Fiscal Year 2026:

Officer*	Base Salary (FY 2025)	Base Salary (FY 2026)	Percentage Change
Christopher J. Reedy	$580,000	$565,000	(2.6)%
Adam B. Sefchick	$—	$290,000	N/A
*Mr. Sefchick joined the Company on May 15, 2025, and therefore did not have a Base Salary during the 2025 fiscal year.
Cash Bonus
The Compensation Committee maintains the Annual Cash Bonus Plan, which it first adopted and utilized in 2025. The purpose of the Plan is to enable the Company to attract and retain employees, including named executive officers, by providing a competitive cash bonus program that rewards outstanding performance. Pursuant to the Plan, salaried employees of the Company and any entity controlled by the Company, are eligible to receive compensation based on attainment of certain performance goals (the “Performance Goals”). The Committee determines the individuals that may participate in the Plan, selects the period for which performance is calculated, and establishes the Performance Goals for each participant. The annual cash incentive awards provide for target and maximum payouts. The Performance Goals and weight of each Performance Goal for Mr. Reedy were revenue – 35%, operating income – 40%, and personal performance Key Performance Indicators (“KPIs”) – 25%. Mr. Sefchick also had revenue, operating income and KPIs as the Performance Goals, but such measures were weighted 15%, 35% and 50%, respectively. Based on the Company’s fiscal year 2026 performance, each of Mr. Reedy and Mr. Sefchick met or exceeded all applicable Performance Goals and, as certified by the Compensation Committee, earned the maximum payout under the Annual Cash Bonus Plan.
The table below sets forth the potential payouts under the Annual Cash Bonus Plan for fiscal year 2026 for the Named Executive Officers:

Officer	Payout at Target	Payout at Maximum
Christopher J. Reedy	$235,000	$390,000
Adam B. Sefchick	$60,000	$100,000
Executive officers also participate in the Board’s discretionary 401(k) match and profit sharing contribution made to all employees based on the Company’s fiscal performance.
Equity Awards
The Compensation Committee provides long-term equity awards to the executive officers in the form of restricted stock to align the interests of the executives with the interests of our stockholders, reward executives for stock appreciation over a multi-year period and for executive retention.
The Company believes that the disclosure of material non-public information should not be manipulated for the purpose of enriching compensation awards. We do not time the release of public information to affect the value of equity-based awards, and we do not time the grant of equity-based awards to take advantage of the disclosure of information. The Company did not grant stock options or stock appreciation rights in fiscal 2026.
Christopher Reedy received one equity award in fiscal 2026. On July 21, 2025, Mr. Reedy received an equity award of Restricted Stock equal to $135,000 (81,818 shares). On May 15, 2025, Adam Sefchick received an equity award of Restricted Stock equal to $75,000 (51,724 shares) in connection with joining the Company.
Mr. Reedy’s equity award vested one-third upon issuance of the award, one-third after the first anniversary, and one-third on the second anniversary of the award. Mr. Sefchick’s award vested one-third on May 1, 2026, one-third on May 1, 2027 and the remaining one-third will vest on May 1, 2028. Each Award Agreement contains customary provisions related to confidentiality, intellectual property, employee non-competition, and non-solicitation of Company customers and employees.

Pay Mix
The table below sets forth the key components of compensation and pay mix for the Named Executive Officers based on target payout levels for fiscal year 2026 as a percentage of total compensation:

Officer*	Base Salary	Cash Bonus (at Target)	Equity Awards
Christopher J. Reedy	61%	25%	14%
Adam B. Sefchick	68%	14%	18%
*Mr. Sefchick’s annual salary for the 2026 fiscal year was $290,000, which is used to calculate the pay mix above, although he only received a pro-rated portion of the salary based upon his joining the Company on May 15, 2025.
Performance Measures and Decision-Making Process of Executive Compensation
The Compensation Committee significantly revised the components of executive compensation in fiscal 2025 by creating the Annual Cash Bonus Plan and issuing annual equity incentive awards. In fiscal 2025, the Committee modified its executive compensation practices to rebalance total compensation to:
•reduce Base Salary in absolute and relative amounts (compared to total compensation);
•formalize cash bonus programs to incorporate both objective financial criteria and personalized KPIs that would facilitate goal setting, and
•provide for annual equity awards with multi-year vesting to incentivize long-term strategy and smooth-out the corporation’s stockholder dilution of equity compensation.
In fiscal 2025, the Compensation Committee also elected not to renew any executive Employment Agreements and permitted them to expire on January 1, 2025. As a result, base salary and bonus amounts were subject to greater Compensation Committee control. The Committee also elected to provide a Severance Agreement and Change in Control Severance Agreement to executive officers, which are described below. The Compensation Committee maintained these characteristics for fiscal 2026 compensation.
For fiscal year 2026, the Compensation Committee continued the compensation practices adopted in the preceding fiscal year.
The performance measures used by the Compensation Committee in determining executive compensation for fiscal year 2026 were:
•the absolute one-year Company performance as measured by levels of revenue and operating income; and
•Company progress toward its strategic goals and the impact each executive officer could have through KPIs.
To make its decisions on executive compensation, the Compensation Committee reviewed in detail each of the performance measures above and reviewed compensation market data. The Compensation Committee also reviewed the total compensation and benefits of the executive officers and considered the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.
The CEO provided the entire Board of Directors with an assessment of his own performance with respect to the performance measures listed above, which the Board considered in its assessment of his performance for fiscal year 2026. The CEO reviewed the performance of Mr. Sefchick with the Compensation Committee and made recommendations regarding the components of his compensation.
When making its compensation decisions, the Compensation Committee discussed levels of compensation for the CEO and Mr. Sefchick with the full Board of Directors, outside the presence of the executive officers.
Employment Contracts, Termination of Employment and Change-in-Control Agreements
In January 2025, the Company entered into a Severance Agreement (“Severance Agreement”) and Change in Control Agreement (“Change in Control Agreement”) with Mr. Reedy that terminated May 1, 2025. Mr. Reedy executed a new Severance Agreement and new Change in Control Agreement on July 17, 2025 on substantially similar terms, which agreements terminated April 30, 2026. Mr. Sefchick was not a party to a Severance Agreement or Change in Control

Agreement in Fiscal 2026, but subsequently entered into such agreements as described below under Fiscal 2027 Compensation Actions.
Mr. Reedy’s Severance Agreement provided for severance payments equal to 12 months of base salary if Mr. Reedy’s employment with the Company was terminated without cause (as defined in the Severance Agreement), so long as Mr. Reedy executed a release of claims and complied with all non-compete and non-solicit covenants executed with the Company. Mr. Reedy’s compensation under the agreement would have been payable in equal installments in accordance with the Company’s normal payroll practices. The severance payments would have been terminated if Mr. Reedy violated any restrictive covenants, and he would have been obligated to repay the Company the amounts previously paid to him within thirty (30) days following notice of the breach.
The Change in Control Agreement provided that in the event of a “Change of Control” of the Company (as defined in the agreement) followed within two years by (a) the termination of Mr. Reedy’s employment for any reason other than death, disability, retirement or “cause” or (b) the resignation of Mr. Reedy due to “good reason,” then he would have (i) been paid a lump sum cash amount equal to the sum of one and one-half times his highest compensation (salary plus bonus) for any consecutive 12 month period within the previous three years; and (ii) remained eligible for coverage under applicable medical, life insurance and long-term disability plans for two years following termination.
Each of the restricted stock agreements for restricted stock awards made in fiscal 2026 includes provisions governing vesting in the event of the death, disability or retirement of the executive. In the event of the death of the executive or termination of employment of the executive prior to the one-year anniversary of the date of award, the award terminates, and all unvested shares of restricted stock are automatically forfeited for no consideration. In the event of death of the executive or termination of employment due to “Total Disability” or “Retirement” on or after the one-year anniversary of the date of the award, any shares of restricted stock that remain unvested become immediately vested. In the event of an employment termination for any other reason, all unvested shares under the award agreement are forfeited. Upon a change in control of Butler National Corporation, all unvested shares under the award agreement are vested.
Employee Stock Ownership Guidelines
The Company has adopted stock ownership guidelines for executive officers. The Board of Directors adopted stock ownership guidelines in order to align executive officers’ interests with those of the Company and its stockholders. Under the guidelines, executive officers have three years from the date they become subject to the guidelines to acquire shares of the Company’s common stock valued at two times the executive officer’s base salary.
Fiscal 2027 Compensation Actions
Mr. Reedy Transition and Release Agreement
In connection with Mr. Reedy’s retirement as the Company’s President and Chief Executive Officer on June 15, 2026, Mr. Reedy and the Company entered into a Transition and Release Agreement. Pursuant to the terms of the agreement, Mr. Reedy will continue to be employed by the Company as Special Advisor to the Board of Directors, and (i) continues to be eligible to participate in the Company’s health and welfare benefit plans, and (ii) following a return from a leave of absence, he will receive a base salary in the annual amount of $150,000. The term of the agreement continues until July 1, 2027, at which time it is anticipated that Mr. Reedy will retire as an employee from the Company.
Mr. Sefchick Compensation Arrangements
On July 22, 2026, the Compensation Committee approved and adopted changes to Mr. Sefchick’s annual compensation opportunities and took additional compensation actions in recognition of his service as Interim Chief Executive Officer and President.
Base Salary, Bonus Opportunity and Restricted Stock Award. The Compensation Committee approved and adopted changes to the annual base salary and bonus opportunity for Mr. Sefchick. Mr. Sefchick’s annual base salary for the Company’s fiscal year ending April 30, 2027 was increased from $290,000 to $302,000. Additionally, Mr. Sefchick’s annual cash bonus target was increased from $60,000 to $70,000 for fiscal year 2027, with a maximum potential bonus payment of $110,000. The annual cash bonus amount will be determined based upon the following performance goals: (1) Company revenue, (2) Company operating income, and (3) other non-financial components.
Also on July 22, 2026, the Compensation Committee approved a grant of 20,222 shares of restricted stock to Mr. Sefchick valued at $100,000 (the “Award”). The shares of restricted stock awarded are subject to pro-rata vesting in substantially equal amounts of shares, with the first third vesting on the date the Award was granted, and one third vesting on each of the first and second anniversaries of the effective date of the Award. The restricted stock award agreement (“Restricted Stock Award Agreement”) includes certain confidentiality, customer and employee non-solicit and non-compete restrictions. The failure to comply with such restrictions would also cause any shares of unvested restricted stock to be forfeited.
Compensation for Service as Interim Chief Executive Officer and President. The Compensation Committee approved additional compensation to Mr. Sefchick for his service as Interim Chief Executive Officer and President. During the period he serves in such capacity, Mr. Sefchick will be paid an additional $10,000 per month. Mr. Sefchick will also be eligible to receive a $25,000 cash bonus payable upon the successful onboarding by the Company of a new Chief Executive Officer; provided that Mr. Sefchick remains continually employed by the Company through such time. Additionally, the Compensation Committee approved a discretionary bonus that may be payable to Mr. Sefchick for fiscal year 2027 in an amount of up to $90,000. In determining the amount of such discretionary bonus, if any, the Compensation Committee will consider the length of time that Mr. Sefchick serves as Interim Chief Executive Officer and President and his performance in such capacity. The payment of the discretionary bonus is contingent upon Mr. Sefchick’s continued employment by the Company through the date of determination.
Severance and Change in Control Agreements. Additionally, the Compensation Committee approved, and the Company entered into, a Severance Agreement and Change in Control Agreement with Mr. Sefchick, each dated July 22, 2026, which are substantially similar to the agreements Mr. Reedy was a party to. A summary of the terms of the agreements follows.
The Severance Agreement provides that in the event Mr. Sefchick is terminated by the Company without “cause” (as defined in the Severance Agreement), he will be entitled to severance payments equal to twelve (12) months of base salary, so long as he executes a release of claims and complies with all non-compete and non-solicit covenants executed with the Company. Mr. Sefchick’s compensation under the agreement would be payable in equal installments in accordance with the Company’s normal payroll practices. If Mr. Sefchick were to violate any of the restrictive covenants, then the payments would be terminated, and he would be required to repay the Company the amounts previously paid to him within thirty (30) days following notice of the breach. The term of the Severance Agreement ends July 31, 2027.
The Change in Control Agreement provides that in the event of a “Change of Control” of the Company (as defined in the agreement) followed within two years by (a) the termination of Mr. Sefchick’s employment for any reason other than death, disability, retirement or “cause” or (b) the resignation of Mr. Sefchick due to “good reason,” then Mr. Sefchick will (i) be entitled to a lump sum cash amount equal to the sum of one and one-half times his highest compensation (salary plus bonus) for any consecutive 12 month period within the previous three years; and (ii) remain eligible for coverage under applicable medical, life insurance and long-term disability plans for two years following termination. Payment under the agreement is contingent upon Mr. Sefchick not voluntarily terminating his employment for ninety (90) days following a Change in Control without the consent of the Company. The term of the Change in Control Agreement ends (i) July 31, 2027, provided that a Change of Control has not occurred by such date, or (ii) upon the Board notifying Mr. Sefchick that he is no longer a key executive, subject to certain exceptions in the event that a Change in Control has occurred within the prior two years or is known by the Board of Directors that a “Change in Control” may occur.

2026 Summary Compensation
The following table sets forth certain compensation information concerning the Chief Executive Officer and our other most highly compensated executive officers for the fiscal years ended April 30, 2026 and 2025.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)(3)
Christopher J. Reedy*	2026	565,669	—	135,000	390,000	92,399	1,183,068
Former President, Chief Executive Officer and Secretary	2025	581,147	—	135,000	243,012	71,833	1,030,992

Adam B. Sefchick**	2026	276,847	—	75,000	100,000	26,014	477,861
Interim Chief Executive Officer and President and Chief Financial Officer
*Christopher J. Reedy served as President, Chief Executive Officer and secretary until he retired from such positions on June 15, 2026. He continues to be employed by the Company as a Special Advisor to the Board of Directors, and remains as a director of the Company.
**Adam B. Sefchick’s employment with the Company as Chief Financial Officer commenced on May 15, 2025. On June 15, 2026 he was appointed as Interim Chief Executive Officer and President, and also continues to serve as Chief Financial Officer.
All Other Compensation:

Name	Year	Tenured Vacation Payout ($)	Automobile Usage ($)	Health Benefits ($)	Memberships ($)	Matching Contributions to 401(k) ($)
Christopher J. Reedy	2026	10,865	—	23,154	11,880	46,500
	2025	—	—	15,333	10,500	46,000
Adam B. Sefchick	2026	—	—	13,104	—	12,910
(1)Stock awards are comprised of restricted stock. Valuation is based on aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 10 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended April 30, 2026 for valuation assumptions used.
(2)Includes the items identified in the “All Other Compensation” table.
(3)All benefits are provided for in the tables, summaries, and footnotes above. The Company does not maintain a pension or deferred compensation plan.

The following table sets forth information regarding the number of shares of unvested restricted stock held by the Named Executive Officers at April 30, 2026.
Outstanding Equity Awards at April 30, 2026

	Option Awards					Stock Awards
Name (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Christopher J. Reedy	—	—	—	—	—	80,558	(1)	$326,260	—	—

Adam B. Sefchick	—	—	—	—	—	51,724	(2)	$209,482	—	—
All unvested shares of restricted stock were issued under the Butler National Corporation 2016 Equity Incentive Plan. See also “Employment Contracts, Termination of Employment and Change-in-Control Agreements” for additional information that could affect the vesting of these awards.
(1)Mr. Reedy’s restricted stock awards vested or will vest as follows: 27,273 on July 21, 2026, 26,012 shares on January 7, 2027 and 27,273 on July 21, 2027.
(2)Mr. Sefchick’s restricted stock award vested or will vest as follows: 17,241 shares on May 1, 2026, 17,241 on May 1, 2027 and 17,242 shares on May 1, 2028.
(3)Value is based on the Company’s closing stock price of $4.05 on April 30, 2026, as reported on OTCQX.

Pay versus Performance Table
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for fiscal years ended April 30, 2026, 2025 and 2024. In determining the “compensation actually paid” to our Named Executive Officers, SEC rules require us to make various adjustments to amounts reported in the Summary Compensation Table because the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values reported in our Summary Compensation Table, as well as the adjusted values required in this section by SEC rules.

Year(1)	Summary Compensation Table Total for Current PEO ($)	Summary Compensation Table Total for Former PEO ($)	Compensation Actually Paid to Current PEO ($)(1)	Compensation Actually Paid to Former PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return ($)(2)	Net Income ($)
2026	$1,183,068	$—	$1,416,984	$—	$477,861	$612,343	$586.96	$21,933,000
2025	$1,030,992	$—	$1,017,725	$—	$702,182	$700,707	$215.94	$12,551,000
2024	$871,000	$191,000	$961,000	$(568,000)	$717,000	$807,000	$121.74	$12,512,000
(1)Amounts represent compensation “actually paid” to our Principal Executive Officer (“PEO”) and the average compensation actually paid to our remaining Named Executive Officers for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:
(2)Calculated as 100 dollars invested in the Company’s common stock on April 28, 2023 at $0.69 per share, $0.84 per share on April 30, 2024, $1.49 per share on April 30, 2025 and $4.05 per share on April 30, 2026.

Year	Current PEO	Former PEO	Non-PEO NEOs
2026	Christopher J. Reedy		Adam B. Sefchick
2025	Christopher J. Reedy		Tad M. McMahon, Joe Aric Peters
2024	Christopher J. Reedy	Clark D. Stewart	Tad M. McMahon, Joe Aric Peters
Compensation actually paid to our Named Executive Officers represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2024			2025		2026
Adjustments	Current PEO	Former PEO	Average non- PEO NEOs	Current PEO	Average non- PEO NEOs	Current PEO	Average non- PEO NEOs
Deduction for Amounts Reported under the “Stock-Based Awards Column in the Summary Compensation Table	$-	$-	$-	$(135,000)	$(15,000)	$(135,000)	$(75,000)

Increase for the fair value as of the end of the fiscal year of all awards granted during the covered fiscal year that are outstanding and unvested as of the end of the fiscal year	$-	$-	$-	$77,514	$8,612	$220,911	$209,482
Increase for awards that are granted and vest in the same year, the fair value as of the vesting date	$-	$-	$-	$44,219	$4,913	$44,999	$-
Increase/deduction for Awards Granted during Prior FYs that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$60,000	$-	$60,000	$-	$-	$66,591	$-
Increase/deduction for Awards Granted during Prior FYs that were Outstanding and Vested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$30,000	$-	$30,000	$-	$-	$36,415	$-
Deduction of ASC 718 Fair Value of Awards Granted during Prior FYs that were Forfeited during Applicable FY, determined as of Prior FY End (3)	$-	$(759,000)	$-	$-	$-	$-	$-
TOTAL ADJUSTMENTS	$90,000	$(759,000)	$90,000	$(13,267)	$(1,475)	$233,916	$134,482
(3)1,100,000 shares of restricted stock forfeited by Clark D. Stewart, our former PEO, upon termination of employment on May 9, 2023, valued at $0.69 per share (the closing price of the Company's common stock on April 28, 2023).

Relationship Between Financial Performance Measures
Below is a comparison of the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining Named Executive Officers, with (i) our cumulative Total Shareholder Return (“TSR”) and (ii) our Net Income, in each case, for the fiscal years ended April 30, 2026, 2025 and 2024.
TSR amounts reported assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.
As required and defined under SEC rules, actual compensation paid reflects adjusted values to unvested and vested equity awards based on year-end stock prices and various accounting valuation assumptions. Actual compensation paid, as defined under SEC rules, largely fluctuates due to stock price changes. No equity awards were issued to executive officers in 2024.
Net Income
The Company does not currently use net income as a metric in any of our incentive programs. For the year ended April 30, 2026, compensation actually paid for our PEO increased 39% compared to the prior fiscal year, and the compensation actually paid for our other NEOs decreased 13%, and our net income increased 75%, in each case as compared to the prior fiscal year. For the year ended April 30, 2025, compensation actually paid for our current and former PEO increased 159%, and the compensation actually paid for our other NEOs decreased 13%, with net income increasing 0.3%, in each case from the prior fiscal year. For the year ended April 30, 2024, compensation actually paid for our PEO decreased 63% and the compensation actually paid for our other NEOs increased 977%, with net income increasing 177% in each case from the prior fiscal year.
Total Shareholder Return
The Company does not currently use total shareholder return as a metric in any of our incentive programs. Utilizing the closing stock price on April 30, 2023 (the last date of our 2023 fiscal year), the cumulative total shareholder return based upon an investment of $100 in our stock as of such date is as follows:

Fiscal Year	Value	Cumulative Increase (Decrease)
2026	$586.96	487%
2025	$215.94	116%
2024	$121.74	22%
The Company has not paid any dividends or stock splits during the period from April 30, 2023 through April 30, 2026.

ELECTION OF DIRECTORS
(Proposal No. 1)
At the Annual Meeting of Stockholders in October 2024, the corporation’s stockholders approved a phased destaggering of the Board of Directors. As a result, all director positions will be re-elected annually starting in 2027.
The Board of Directors currently consists of five directors divided into three classes (Class I, Class II and Class III). The term of the Class II directors will expire at the upcoming annual meeting. The Board of Directors has nominated each of Julie M. Bowen and Michael A. Loh for election as the Class II directors for a one-year term expiring at the annual meeting of stockholders to be held in 2027. Each of Ms. Bowen and Mr. Loh currently serve as a Class II director. Christopher J. Reedy is a Class I director subject to a term expiring at the annual meeting of stockholders to be held in 2027. Jeffrey D. Yowell and Joseph P. Daly are Class III directors, also subject to a term expiring at the annual meeting of stockholders to be held in 2027.
The Governance and Nominating Committee (“Governance Committee”) has established certain attributes that it seeks in identifying candidates for directors. In particular, the Governance Committee looks for individuals who have very high integrity, business savvy, and have a deep genuine interest in the Company. In the judgment of the Governance Committee as well as that of the Board as a whole, Ms. Bowen and Mr. Loh, each nominated as a Class II director, possess such attributes.
Each nominee has consented to being named in this proxy statement, has agreed to serve if elected, and has agreed to resign if such nominee fails to obtain the votes required under the Company’s majority voting standard for director elections in an uncontested election. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.
A nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. If an incumbent director fails to receive a majority of the vote for re-election, the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation. In considering whether to accept or reject the tendered resignation, the Board will consider any factors they deem relevant. Any director who fails to receive a majority of the vote for re-election will not participate in the Board consideration regarding whether or not to accept the tendered resignation.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES.
The following tables set forth certain information regarding each nominee for director and the continuing directors of the Company. The information presented includes information provided to the Company by each nominee and continuing director including such person’s name, age, principal occupation and business experience for at least the past five years, the names of other publicly-held companies of which such person currently serves as a director or has served as a director during the past five years and the year in which the nominee first became a director of Butler National, as well as the qualification for service on the Company’s Board of Directors.
The Board of Directors has determined that the following directors are deemed “independent” pursuant to the Nasdaq definition of independent director: Julie M. Bowen, Joseph P. Daly and Michael A. Loh.
In addition to the information presented below regarding the specific experience, qualifications, attributes and skills of each nominee and director that led the Board of Directors to the conclusion that such person should serve as a director, the Board also believes that all of the nominees and continuing directors have a reputation for high personal and professional ethics, integrity, values and character. Each nominee and continuing director brings a strong and unique background and set of skills to the Board of Directors giving the Board as a whole competence and experience in a wide variety of areas, including gaming, avionics, accounting and finance, and risk assessment. They have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Each nominee and continuing director is committed to achieving, monitoring and improving on the Company’s business strategy.

Current Nominees
NOMINEES FOR ELECTION AS
CLASS II DIRECTORS WHOSE TERMS
EXPIRE AT THE 2026 ANNUAL MEETING

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
Michael A. Loh, 2024	62	Lieutenant General (Ret.) Michael A. Loh served 40 years in the United States Air Force and Air National Guard, holding numerous command and staff assignments before retiring in 2024. From 2020 to 2024 he was Director of the Air National Guard, setting strategy and direction for more than 100,000 airmen in all 50 states, three territories and the District of Columbia. From 2017 to 2020 he was The Adjutant General of Colorado and Executive Director of the Colorado Department of Military and Veterans Affairs, commanding the state’s Army and Air National Guard and serving as the Governor’s principal military advisor. Concurrently with his military service, Mr. Loh has served with United Airlines since 1992 in line operations and management as an FAA-designated Examiner, Instructor Pilot and Evaluator, and is currently a Boeing 777 Captain. Mr. Loh holds a B.S. degree in Aeronautical Engineering from the United States Air Force Academy and an M.B.A. from Trident University International.

The Board of Directors believes that Mr. Loh’s qualifications to serve on the Board of Directors include his four decades of senior military aviation leadership and extensive aviation experience.

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
Julie M. Bowen, 2025	42	Ms. Bowen is a certified public accountant and has been the Chief Financial Officer at Legacy Infrastructure Group, a privately held construction company since 2022. Previously, Ms. Bowen was the Chief Financial Officer at Samson Dental Partners (2019-2020) and Bright Tiger Dental Management (2019-2021). From 2016 to 2019, Ms. Bowen was Chief Financial Officer for several entities within Tanner Consolidated Holdings, a privately held diversified holding company. From 2007 to 2010, Ms. Bowen was an Audit Senior Associate with KPMG. Ms. Bowen holds a B.S. degree in Business Administration and Accounting as well as a Master of Accountancy degree, both from Kansas State University.

The Board of Directors believes that Ms. Bowen’s qualifications to serve on the Board of Directors include her significant financial, accounting experience and leadership experience.

CLASS I and CLASS III DIRECTORS CONTINUING IN OFFICE
WHOSE TERM EXPIRES AT THE 2027 ANNUAL MEETING

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
Christopher J. Reedy, 2024	60
Christopher J. Reedy retired as the Company’s Chief Executive Officer on June 15, 2026, and is presently employed as a Special Advisor to the Board of Directors. Mr. Reedy had served as the Company’s Chief Executive Officer from May 2023, and Secretary since January 2025. Previously he worked as the Company’s Chief Operating Officer from January 2023 to May 2023 and as a Vice President and Secretary of the Company since 2005. Mr. Reedy served as Chairman of the Board from August 2024 through January 2025. Mr. Reedy worked as a lawyer in private practice from 1995 to 2000 and worked in aviation product development and sales with Bendix/King, a division of Allied Signal, Inc. from 1988 through 1993. Mr. Reedy has a Bachelor of Science in Electrical Engineering from Kansas State University and a juris doctorate from the University of Missouri in Kansas City.

The Board of Directors believes that Mr. Reedy’s qualifications to serve on the Board of Directors include his extensive knowledge of the Company’s operations gained through his long tenure with the Company in a variety of roles, and the Company’s industries and the regulatory environment, gained during his over twenty years of employment, along with his leadership experience.

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
Jeffrey D. Yowell, 2024	58	Jeffrey D. Yowell operates JDY Inc., a C-Suite consulting business and is the owner of Getter Farms, LLC. Since 2015, Mr. Yowell has served on the Board of Trustees for the Trust of Buffalo Funds, a mutual fund complex of ten funds, and has been its Board Chairman since 2018. From 1992 to 2012, Mr. Yowell served as President and Chief Executive Officer of DataCore Marketing, LLC. Mr. Yowell holds a M.B.A. from the University of Missouri – Kansas City and a B.S. from Trinity University. In January 2025, Mr. Yowell was elected to be the Board’s Executive Chairman.

		The Board of Directors believes that Mr. Yowell’s qualifications to serve on the Board of Directors include his extensive knowledge of equity markets, his leadership experience, including his experience as a former chief executive officer, and work advising members of the C-Suite.

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
Joseph P. Daly, 2024	64
Joseph P. Daly is the founder and Chief Executive Officer of Essig Research, Inc., a leading provider of high-tech engineering and manufacturing services with more than 30 years of expertise in aircraft powerplants. Mr. Daly is a director of Autoscope Technologies Corp. (OTCQX:AATC) since January 2019 and is Chair of its Nominating Governance Committee. Daly was also a director from December 2013 through July 2016 and largest shareholder of Kreisler Manufacturing Inc., which was acquired by Arlington Capital Partners in July 2016. Mr. Daly holds a M.B.A./M.S.F. from Northeastern University and a B.S.M.E. from Rensselaer Polytechnic. In January 2025, Mr. Daly was appointed as the Company’s Lead Independent Director.

The Board of Directors believes that Mr. Daly’s qualifications to serve on the Board of Directors include his 30 years of manufacturing experience in the aviation industry and prior experience as a public company director.

INDEPENDENT PUBLIC ACCOUNTANTS
(Proposal No. 2)
Appointment of Independent Registered Public Accounting Firm
Butler National previously engaged RBSM, LLP to audit our financial statements for the year ended April 30, 2026 and 2025. The Audit Committee of the Company has selected RBSM, LLP to be the independent registered public accountants for fiscal year 2027, which ends April 30, 2027. The Board of Directors recommends that the appointment of the auditors be ratified by the stockholders.
Although stockholder approval is not required, it is the policy of our Board of Directors to request, whenever possible, stockholder ratification of the appointment or reappointment of independent public accountants.
Independent Registered Public Accounting Firm’s Fees
The following table details amounts for services provided by RBSM, LLP during fiscal 2026 and 2025 (in thousands):

Fee Type	Fiscal 2026	Fiscal 2025
Audit fees (a)	$274	$317
Audit related fees (b)	-	-
Tax fees (c)	-	-
All other fees (d)	-	-
Total	$274	$317
a)Includes fees billed for professional services rendered in connection with the audit of the annual financial statements and for the review of the quarterly financial statements.
b)Includes fees billed for professional services rendered in connection with assurance and other activities not explicitly related to the audit of Company financial statements, including the audits of Company employee benefit plans, contract compliance reviews and accounting research.
c)Includes fees billed for domestic tax compliance and tax audits, corporate-wide tax planning and executive tax consulting and return preparation.
d)Includes fees billed for financial systems design and implementation services.
The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to the Company by its independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by RBSM, LLP for fiscal 2026. The Audit Committee has approved all of the fees listed in the above table.
In the course of its review of RBSM’s independence and performance, and the determination to retain RBSM or to engage a different independent auditor, the Audit Committee considered, among other things:
•RBSM’s historical and recent performance;
•RBSM’s capability and expertise in handling the range and complexity of our operations;
•Appropriateness of RBSM’s fees for audit and non-audit services, on both an absolute basis and as compared to its competitor/peer firms;
•The quality and candor of RBSM’s communication with the Audit Committee and management; and
•RBSM’s tenure and independence.
It is uncertain as of the date of this proxy statement whether representatives of RBSM, LLP will be present at the Annual Meeting of Stockholders. If present, they will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required For Ratification
The Audit Committee was responsible for selecting Butler National’s independent registered public accounting firm for fiscal year 2027. Accordingly, stockholder approval is not required to appoint RBSM, LLP as Butler National’s independent registered public accounting firm for fiscal year 2027. The Board of Directors believes that submitting the appointment of RBSM, LLP to the stockholders for ratification is a matter of good corporate governance. The Audit Committee is solely responsible for selecting the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of an independent registered public accounting firm.
The ratification of the appointment of RBSM, LLP as Butler National’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE STOCKHOLDER RATIFICATION OF RBSM, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal No. 3)
The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of Butler National’s executive officers who are named in the Summary Compensation Table and the other compensation tables (the “Named Executive Officers”) within this proxy statement. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. The Company has traditionally held this advisory vote every year.
The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program satisfies this goal, is strongly aligned with the long-term interests of its stockholders and is instrumental in helping the Company achieve its strong financial performance.
The Compensation Discussion and Analysis section of this proxy statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee in fiscal 2026 in more detail. The executive compensation program received substantial stockholder support and was approved, on an advisory basis, by 98.1% of the votes cast on the matter at the 2025 annual meeting of stockholders. The Compensation Committee reviewed these voting results and considered other factors in assessing our executive compensation program.
Vote Required for Approval
The approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. Because your vote is advisory, it will not be binding on either the Board of Directors or Butler National. However, the Company’s Compensation Committee will take into account the outcome of the stockholder vote on this proposal when considering future executive compensation arrangements.
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE FOLLOWING ADVISORY RESOLUTION:
RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION, IS HEREBY APPROVED.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
The following table sets forth, with respect to the Company common stock (the only class of voting securities), the only persons known to be beneficial owners of more than five percent (5%) of any class of the Company voting securities as of August 4, 2026.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Joseph P. Daly (3) 497 Circle Freeway Cincinnati, Ohio 45246	8,895,000	14.0%

Veradace Capital Management LLC (4) 2626 Cole Avenue Dallas, TX, 75204	7,500,112	11.8%

Zeff Capital, LP (5) 405 Lexington Ave, 8th Fl New York, New York 10174	7,341,337	11.5%
(1)Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct, and beneficial ownership as shown in the table arises from sole voting power and sole investment power. The beneficial ownership includes the shares held in the Butler National 401(k) Profit Sharing Plan for the benefit of the individual.
(2)For each person or group, the percentage of ownership was determined by dividing the number of shares shown in the table by 63,761,397 (the number of shares of Butler National Corporation common stock outstanding and entitled to vote as of August 4, 2026).
(3)The number of shares for Joseph P. Daly is from his Form 4 filed July 16, 2026 reporting that Joseph P. Daly owned 4,535,000 shares and EssigPR Inc. owned 4,360,000 shares.
(4)The number of shares for Veradace Capital Management LLC is from Amendment No. 4 to Schedule 13G filed by Veradace Capital Management LLC on February 14, 2024.
(5)The number of shares for Zeff Capital, LP is from a Form 4 filed by Zeff Capital, LP on July 14, 2026.

The following table sets forth as of August 4, 2026, with respect to the Company common stock (the only class of voting securities), (i) shares beneficially owned by all directors and current executive officers of the Company, and (ii) total shares beneficially owned by directors and officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Julie M. Bowen	26,735	*
Joseph P. Daly (3)	8,895,000	14.0%
Michael A. Loh	144,129	*
Christopher J. Reedy (4)	2,397,116	3.8%
Jeffrey D. Yowell	84,621	*
Adam B. Sefchick	16,358	*

All Directors and Executive Officers as a Group (6 persons)	11,563,959	18.1%
* Denotes less than 1%
(1)Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct and beneficial ownership as shown in the table arises from sole voting power and sole investment power.
(2)For each person or group, the percentage of class was determined by dividing the number of shares shown in the table by 63,761,397 (the number of shares of Butler National Corporation common stock outstanding and entitled to vote as of August 4, 2026).
(3)The number of shares for Joseph P. Daly is from his Form 4 filed July 16, 2026 reporting that Joseph P. Daly owned 4,535,000 shares and EssigPR Inc. owned 4,360,000 shares.
(4)Includes 991,814 shares owned directly by Mr. Reedy, 5,000 shares owned by his spouse and 1,400,302 owned through his 401(K) profit sharing account.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the reports filed for fiscal year 2026 and 2027 through the date hereof, we are not aware of any late or delinquent filings under Section 16(a) of the Securities Exchange Act of 1934, except for late filings previously reported in last year’s proxy statement and one late Form 4 filing for Adam B. Sefchick reporting one transaction.

DIRECTOR COMPENSATION
Each non-employee director was entitled to a director’s fee during the 2026 fiscal year of $10,000 in cash per quarter and $12,500 of Company stock per quarter, granted from the Butler National Corporation 2016 Equity Incentive Plan, based upon the closing stock price two full trading days following announcement of annual and/or quarterly results. There are no “per meeting” fees payable for service on the Board of Directors or on any committee of the Board. Mr. Reedy received no additional compensation for his service on the Board. During fiscal 2026, the Executive Chairman received an additional $40,000 per quarter reflected in the “All Other Compensation” column below. This amount was increased to an additional $62,500 on June 1, 2026.
The table below sets forth compensation received by the Company’s directors during fiscal year 2026:

Name of Director	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
David B. Hayden (1)	$–	$–	$–	$—
John M. Edgar (2)	–	–	–	—
Jeffrey D. Yowell	40,000	50,000	160,000	250,000
Joseph P. Daly	40,000	50,000	–	90,000
Michael A. Loh	40,000	50,000	–	90,000
Julie M. Bowen	40,000	50,000	–	90,000
(1)Mr. Hayden retired from the Board effective July 11, 2025.
(2)Mr. Edgar resigned from the Board effective July 3, 2025.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
The Board of Directors has determined that Joseph P. Daly, Michael A. Loh and Julie M. Bowen are independent directors and would satisfy the applicable standard for determination that a director is “independent” under the Nasdaq listing standards, if such listing standards were applicable to the Company.
The Company paid consulting fees of $40,000 and $135,000 to David Hayden, a former director of Butler National in fiscal year 2026 and 2025, respectively.
Effective January 2025, Butler National Corporation’s Board of Directors created the position of Executive Chairman to lead the Board and named director, Jeffrey D. Yowell, to the position. Mr. Yowell’s director role as Executive Chairman is to work with and support the corporation’s Chief Executive Officer in day-to-day and strategic responsibilities. In conjunction with Mr. Yowell’s additional responsibilities, the Company compensates Mr. Yowell an additional $160,000 per year in addition to compensation paid to all directors (currently an annual amount equal to $90,000). Effective June 1, 2026, the additional amount paid to Mr. Yowell for service as Executive Chairman was increased to $250,000 per year.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and oversees the entire audit function including the selection of independent registered public accounting firm. Management has the primary responsibility for the consolidated financial statements and the financial reporting process including internal control over financial reporting and the Company’s legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the year ended April 30, 2026 including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the consolidated financial statements, and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Interim Chief Executive Officer and President and Chief Financial Officer his certifications with respect to the Company’s Annual Report on Form 10-K for the year ended April 30, 2026.
The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the acceptability and quality of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) including those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed those disclosures and other matters relating to independence with the auditors.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits of the Company.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. In reliance on the reviews and discussions with management and with the independent registered public accounting firm referred to above and the receipt of an unqualified opinion from RBSM, LLP dated July 8, 2026 regarding the audited consolidated financial statements of the Company for the year ended April 30, 2026, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2026 for filing with the Securities and Exchange Commission.
The Audit Committee report is submitted by:
Julie M. Bowen (Chairperson), Michael A. Loh and Jeffrey D. Yowell
The foregoing Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

CODE OF ETHICS
The Company has adopted a code of ethics for our executive and senior financial officers, violations of which are required to be reported to the Audit Committee. A copy of our code of ethics is available on our website at https://butlernational.com/investing/. The Company intends to disclose amendments to or waivers of its code of ethics on the Company's website.
COMMUNICATIONS AND DEADLINE FOR 2027 ANNUAL MEETING
The proxy rules of the SEC permit stockholders, after timely notice to the Company, to present proposals for stockholder action in the Company’s proxy statements if such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are in accordance with the proxy rules and the Company’s Bylaws.
Under Rule 14a-8 under the Securities Exchange Act of 1934 and Section 1.11 of the Company’s Bylaws, any stockholder who intends to submit a director nomination or present a proposal at the annual stockholder meeting in 2027 must deliver such nomination or proposal to Butler National’s corporate Secretary at One Aero Plaza, New Century, Kansas 66031 on or before April 20, 2027.
In addition, to comply with Rule 14a-19 under the Securities Exchange Act of 1934, the SEC’s universal proxy rule, if a stockholder intends to solicit proxies in support of director nominees submitted under the advance notice provisions of our Bylaws for next year’s annual meeting, then such stockholder must provide proper written notice that sets forth all the information required by Rule 14a-19 by August 1, 2027. The notice requirements under Rule 14a-19 are in addition to the applicable advance notice requirements under our Bylaws as described above.
Stockholders may contact an individual director, the Board of Directors as a group, or a specified Board committee or group, including non-employee directors as a group, by the following means:

Mail:	Butler National Corporation One Aero Plaza New Century, Kansas 66031 Attn: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a stockholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company. The Company’s telephone number is (913) 780-9595.

OTHER MATTERS
Management knows of no other matters that will be presented at the meeting. If any other matter arises at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.
Our Annual Report for fiscal year 2026 is enclosed. The 2026 Annual Report includes the Annual Report on Form 10-K containing our financial statements for the fiscal year ended April 30, 2026.
A copy of Form 10-K and the Annual Report as we have filed with the Securities and Exchange Commission will be furnished without charge to any stockholder who requests it in writing to us at the address noted on the first page of this proxy statement.
The cost of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. We may also request banks and brokers to solicit their customers who have a beneficial interest in our Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

By Order of the Board of Directors

ADAM B. SEFCHICK
Interim Chief Executive Officer and President and Chief Financial Officer